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                                                                    Exhibit 11.1


                                   IL FORNAIO
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                           AND COMMON SHARE EQUIVALENT
                    (in thousands, except per share amounts)
                                   (Unaudited)

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
                                                       Three Months        Nine months       Three Months         Nine months
                                                          ended               ended              ended               ended
                                                    September 29, 1996  September 29, 1996  September 28, 1997  September 28, 1997
                                                               Fully             Fully                Fully               Fully
                                                    Primary    Diluted  Primary  Diluted    Primary  Diluted    Primary   Diluted
                                                    ------     ------   ------   ------     ------    ------    -------   ------
Net income                                          $  312     $  312   $1,005   $1,005     $  583    $  583    $ 1,888   $1,888
Adjustments to net income:
  Interest expense reduction
    net of 38% tax rate                                  5          5       23       23         --        --         --       --
  Interest income
    net of 38% tax rate                                  9          9       54       54         35        35         72       72
                                                    ------     ------   ------   ------     ------    ------    -------   ------

Net income - as adjusted:                              326        326    1,082    1,082        618       618      1,960    1,960

Weighted average common stock outstanding            4,489      4,489    4,489    4,489      4,704     4,704      4,606    4,606
Common stock equivalents                               531        531      526      526        571       577        413      536
Weighted average common stock and common
  stock equivalents                                  5,020      5,020    5,015    5,015      5,275     5,281      5,019    5,142


  Net income per common stock and common
  stock equivalent:                                 $ 0.07     $ 0.07   $ 0.22   $ 0.22     $ 0.12    $ 0.12    $  0.39   $ 0.38

Calculation of common stock equivalents:
  Options and warrants to purchase common stock        839        839      839      839        980       980        911      911
  Common stock assumed purchased with potential
    proceeds                                          (308)      (308)    (313)    (313)      (409)     (403)      (498)    (375)
                                                    ------     ------   ------   ------     ------    ------    -------   ------
  Common stock equivalents                             531        531      526      526        571       577        413      536
                                                    ======     ======   ======   ======     ======    ======    =======   ======

Calculation of common stock assumed purchased
  with potential proceeds:
  Potential proceeds from exercise of options
    and warrants to purchase common stock           $1,388     $1,466   $1,409   $1,487     $6,043    $6,090    $ 4,994   $5,675
  Common stock price used under the treasury
    stock method                                      4.50       4.75     4.50     4.75      14.77     15.13      10.05    15.13
  Common stock assumed purchased with
    potential proceeds                              $  308     $  308   $  313   $  313     $  409    $  403      $ 498   $  375
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